EXHIBIT 99.2
2001 INCENTIVE STOCK OPTION PLAN
FOR
RELIANCE BANCSHARES, INC.
     STATEMENT of the 2001 Incentive Stock Option Plan dated January 17, 2001 for Reliance Bancshares, Inc. (herein called the “Company”).
     WHEREAS, the Board of Directors of the Company (herein called the “Board”) deems it in the best interests of the Company that certain management personnel employed by the Company and by its subsidiaries be given an opportunity to acquire a proprietary interest in the success and growth of the Company as a means of assuring their maximum effort and continued association with the Company; and
     WHEREAS, the Board believes that the Company can best obtain these and other benefits by granting stock options to designated employees from time to time pursuant to Section 422 and related Sections of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Board has adopted this 2001 Incentive Stock Option Plan (the “Plan”) effective upon approval by the affirmative vote of the holders of a majority of all classes of shares of the Company entitled to vote:
     1. Policy. The Company shall, from time to time but in no event after January 17, 2011, grant options for sales of shares to management personnel employed by it, and by subsidiary corporations of the Company, pursuant to the terms of this Plan. The term “subsidiary corporation” means any corporation in which the Company owns at least 80 percent of the voting shares or any corporation in a chain of corporations connected with the Company through ownership of at least 80 percent of its voting shares by any corporation in the chain.
     2. Option Stock. Options under this Plan shall pertain to authorized and unissued shares of Class A Common Stock, $1.00 par value of the Company (hereinafter sometimes called “option shares”). The total number of shares available for options under this Plan shall not exceed 200,000 in the aggregate. The limitation established by the preceding sentence shall be subject to adjustment as provided in paragraph 8. The Company shall at all times while this Plan is in force reserve such number of shares of Class A Common Stock,. $1.00 par value as will be sufficient to satisfy the requirements of this Plan.

     3. Participants. For the purposes of this Agreement, the term “management personnel” shall be deemed to include only officers and key employees who are full-time employees of the Company or its subsidiary corporations. The Board, on recommendations of the Chairman and/or Chief Executive Officer of the Company, shall from time to time designate from among the management personnel employed by the Company and by its subsidiary corporations the persons to whom stock options shall be granted. Such designations shall be made in the absolute discretion of the Board and shall be final without approval of the shareholders. Directors of the Company who are otherwise engaged as officers and key employees and full-time employees of the Company, or any of its subsidiary corporations, may be designated as participants. On the occasion of any designation of participants, the Board may grant additional options to participants then holding options, or to some of them, or may grant options solely or partially to new participants. In designating participants, the Board shall fix the number of shares to be optioned to designees in its absolute discretion.
     4. Price. The option price or prices of the Company’s Class A Common Stock, $1.00 par value offered to any participant under this Plan shall be determined by the Board in its absolute discretion at the time of granting an option, provided, however, that such price or prices shall in no event be less than 100 percent of the fair market value of the Class A Common Stock, $1.00 par value on the date of granting the option. In the case of options granted to a person who owns more than 10 percent of the voting power of the shares of the Company, or of the parent or any subsidiary of the Company, the option price for the Class A Common Stock, $1.00 par value shall in no event be less than 110 percent of the fair market value thereof on the date of the granting of the option. For purposes hereof, the fair market value of the Class A Common Stock, $1.00 par value shall be the mean between the bid and asked prices quoted at the close of the date preceding the granting of the option as determined by the Board; except that if the Class A Common Stock , $1.00 par value is then listed on any organized exchange, fair market value shall be the mean between the high and low sales on the date nearest preceding the granting of the option. If there are no sales by which to judge fair market value, the option price shall not be less than the book value as of the date of the granting of the option. In no event shall an option for Class A Common Stock, $1.00 par value granted under this Plan be deemed not to qualify as an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code, by reason of the determination of the purchase price for said shares, so long as the establishment of the fair market value of such shares on the date of grant of the option shall have been determined in good faith by the Board.

     5. Time of Exercise.
          (a) In General. Any option granted under this Plan may be exercised immediately after the date of the granting of such option to the particular participant, subject to the vesting provisions outlined in paragraphs 5(b) and 5(c) hereof. The option may itself be exercised in whole or in part at any time, or from time to time thereafter, until the expiration of the option, subject to the provisions of paragraphs 5(b) and 5(c). An option shall expire on January 17, 2011 unless an earlier date is specified by the Board. Options issued to persons who own more than 10 percent of the voting shares of the Company shall expire on January 17,2006.
          (b) Vesting. Subject to the provisions of paragraph 10 hereof, options granted will be exercisable during the first three (3) years of operation of the Company, as follows: Whenever possible, the shares included in each option shall be divided into three (3) installments, each installment to be approximately equal in size. The right to exercise each installment shall be determined by the length of service that the participant has accumulated since the participant was first employed by the Company or its subsidiaries. For each full year of continuous service after January 17, 2001 the participant may exercise one installment or a portion thereof of his/her option shares provided that all other requirements for vesting have been met. When the right to exercise any installment occurs, the shares included in that installment may be purchased at that time or from time to time thereafter during the option period. Transfer to the employ of a subsidiary or a different subsidiary or to the Company shall not affect the accumulated service of a participant. The Board may, in its discretion, provide for a longer vesting period, up to five (5) years and may vary the number of options for each year in the vesting period.
          (c) Transfer of Ownership. In the event that there is a transfer of ownership of the Company, the limitations provided in paragraph 5 (b) shall become null and void and all options shall become immediately exercisable in full. A transfer of ownership shall occur upon the change in ownership or control of at least 51% of the issued and outstanding shares of Class A Common Stock of the Company, or upon the execution of an agreement by the Company or its controlling shareholders providing for the merger, consolidation, reorganization or other form of business combination of the Company, or the sale or exchange of all or substantially all of the assets of the Company unless the current business of the Company is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the shareholders of the Company immediately prior to such transaction hold directly or indirectly at least two thirds of the voting power of the resulting entity. There is also a transfer of ownership if the shareholders of the Company adopt a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of its assets.
     6. Method of Granting. Whenever the Board shall designate a person for the receipt of an option, the Secretary or the Chairman of the Company shall forthwith send notice thereof to the designee, in such form as the Board shall approve, stating the number of shares optioned to such designee and the price per share, and attaching a true copy of the Statement of the 2001 Incentive Stock Option Plan. The date of such notice shall be the date of granting the option to such participant for all purposes of the Plan. The notice may be accompanied by an Option Agreement to be signed by the Company and by the participant if the Board shall so direct, which shall be in such form and shall contain such provisions as the Board shall deem advisable.
     7. Stock Appreciation Rights (SARs).
          (a) In General. Subject to the terms and conditions of the Plan, the Board may, in its sole and absolute discretion, grant to a participant the right (which right shall be referred to as an “SAR”) to surrender an option to the Company, in whole or in part, and to receive in exchange therefore payment by the Company of an amount equal to the excess of the Fair Market Value of the shares subject to such option, or portion thereof, so surrendered (determined in the manner described in paragraph 4 as of the date the SARs are exercised) over the exercise price to acquire such shares. Except as may otherwise be provided in an Option Agreement, such payment may be made, as determined by the Board in accordance with paragraph 7(c) below and set forth in the Option Agreement, either in Shares or in cash or in any combination thereof.
          (b) Grant. Each SAR shall relate to a specific option granted under the Plan and shall be granted to the participant concurrently with the grant of such option by inclusion of appropriate provisions in the Option Agreement pertaining thereto. The number of SARs granted to a participant shall not exceed the number of shares in which such participant is entitled to purchase pursuant to the related option. The number of SARs held by a participant shall be reduced by (i) the number of SARs exercised under the provisions of the Option Agreement pertaining to the related option and (ii) the number of shares purchased pursuant to the exercise of the related option.

          (c) Payment. The Board shall have sole discretion to determine whether payment in respect of SARs exercised by a participant shall be made in shares of Class A Common Stock, in cash, or in a combination thereof. If payment is made in Class A Common Stock, the number of shares which shall be issued pursuant to the exercise of SARs shall be determined by dividing (i) the total number of SARs being exercised, multiplied by the amount by which the Fair Market Value (as determined under paragraph 4) of a share of Class A Common Stock on the exercise date exceeds the exercise price for shares covered by the related option, by (ii) the Fair Market Value of a share of Class A Common Stock on the exercise date of the SARs. No fractional share of Class A Common Stock shall be issued on exercise of an SAR; cash may be paid by Company to the person exercising an SAR in lieu of any such fractional share, if the Board so determines. If payment on exercise of an SAR is to be made in cash, the person exercising the SAR shall receive, in respect of each SAR to which such exercise relates an amount of money equal to the difference between the Fair Market Value of a share of Class A Common Stock on the exercise date and the then applicable exercise price for shares covered by the related option.
          (d) Limitations. SARs shall be exercisable at such times and under such terms and conditions as the Board, in its sole and absolute discretion, shall determine; provided, however, that an SAR may be exercised only at such times and by such individuals as the related option may be exercised under the Plan and the Option Agreement.
     8. Adjustments of Option Stock.
          (a) If at any time, or from time to time, after the grant but prior to the exercise of all or any part of an option under this Plan, the Company shall effect a subdivision or combination of its Class A Common Stock, $1.00 par value, or other option shares as that term is used below, into a greater or smaller number of shares, or a reclassification of such Class A Common Stock, $1.00 par value or other option shares into shares of another class or into other securities, or the Company shall be consolidated or merged with any other corporation, then there shall be thereafter deliverable by the Company, or by the corporation surviving a merger or consolidation, upon any exercise of such option, in lieu of each Class A Common Stock, $1.00 par value or other option share and for the same price, such shares or securities or such shares and securities as shall have been substituted for such Class A Common Stock, $1.00 par value or other option share in connection with such subdivision, combination, reclassification, consolidation, or merger. Such substituted shares or securities or such substituted shares and securities shall be deemed option shares for the purpose of this Plan.
          (b) Notwithstanding anything stated above to the contrary, upon the occasion of a merger or consolidation of the Company with any other corporation, any options previously granted upon this Plan which shall not have been exercised in the manner described below shall be deemed canceled, unless the surviving corporation shall assume the options under this Plan or shall issue substitute options in place of them.
          (c) If at any time, or from time to time, after the grant but prior to the exercise of all or any part of an option under this Plan, the Board shall declare in respect of the Company’s Class A Common Stock, $1.00 par value or other option shares any dividend payable in shares of the Company of any class or stock split, then there shall be deliverable upon any exercise thereafter of any option under this Plan, in addition to each option share and for no additional price, such additional share or shares as shall have been distributable as a result of such share dividend in respect of an option share; except that fractional shares shall not be so deliverable. Any such share dividend or split shall be deemed part of the option shares for the purposes of this Plan.
     9. Assignments. Any option granted under this Plan, shall be exercisable only by the participant to whom granted during his or her lifetime and shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution.
     10. Severance, Death.
          (a) In the event that a participant shall cease to be employed by the Company or by any of its subsidiary corporations for any reason except death, any option or options theretofore granted to him under this Plan shall not have been then exercised in the manner described below, shall be deemed at that time canceled, except that the Board may in its absolute discretion extend the privilege to such participant to exercise any options previously granted to him or her, which have not then expired, within three months after severance. Furthermore, if any such cessation of employment is caused by the participant’s retirement at age 65 or any other age by the Company or by any subsidiary corporation employing the participant at such time, the participant shall have the right to exercise such option or options, which have not then expired, at any time within three months after such retirement. The transfer of a participant from the employ of the Company to a subsidiary corporation, or vice versa, or from one subsidiary corporation to another, shall not be deemed to constitute a cessation of employment for purposes of this Plan.
          (b) In the event that a participant shall die while employed by the Company or by any subsidiary corporation, or shall die within three months after his or her retirement by the Company or by any subsidiary corporation, any option or options granted to him or her under this Plan which shall not have been exercised in the manner described below at the time of his or her death shall be exercisable by the estate of the participant, or any person who acquired such option by bequest or inheritance from the participant, within six months after the death of the participant, or until the expiration of the option as provided in paragraph 5(a), if that be sooner. References to the “participant” that follow shall be deemed to include any person entitled to exercise the option after the death of the participant under the terms of this paragraph.
     11. Limitation on Annual Exercise. The value of the Class A Common Stock, $1.00 par value for which an employee may be granted options under this Plan shall not be limited; provided, however, that the aggregate fair market value of stock for which options are exercisable for the first time under the terms of all plans of the Company by an employee during any calendar year shall not exceed $100,000. This rule is applied by taking options that meet the requirements of Section 422 of the Internal Revenue Code and that are exercisable for the first time in the calendar year into account in the order granted.
     12. Forfeiture of Options. If the capital of the Company or any subsidiary bank of the Company falls below the minimum capital requirements, as determined from time to time by its state or primary federal regulator, then the primary federal regulator may direct the Company or its banking subsidiary to require the Plan participant to immediately exercise their stock options or forfeit their right to the same.
     13. Manner of Exercise. Whenever an option is granted under this Plan for the purchase of option shares, such shares may be purchased by written notice of election delivered prior to the expiration of the option to the Company at its principal office either in person or by registered or certified mail, stating the number of shares with respect to which the option is being exercised and specifying a date, not less that five nor more than 15 days after the date of such notice, on which the shares will be taken and payment made for them, all subject to compliance with the provisions of paragraph 5 hereof.
     14. Closing. On the date specified in the notice of election referred to above, or an adjourned date provided for later in this paragraph, the Company shall deliver or cause to be delivered to the participant certificates for the number of shares with respect to which the option is being exercised, against payment for them and delivery to the Company of the certificate described in paragraph 15 below. Delivery of the shares may be made at the principal office of the Company or at the office of a transfer agent appointed for the shares of the Company. Shares shall be registered in the name of the participant unless the participant otherwise directs in his notice of election. No shares shall be issued until full payment for them has been made by cash or certified check; and a participant has none of the rights of a shareholder until shares are issued as herein provided. In the event of any failure to take up and pay for the number of shares specified in the notice of election on the date stated on it, or an adjourned date, the option shall become inoperative as to such remaining shares covered by the option and not yet acquired pursuant to it. If any law or any regulation of the Securities and Exchange Commission or of any other body having jurisdiction shall require the Company or the participant to take any action in connection with the shares specified therein for the delivery of the shares shall be adjourned until the completion of the necessary action. The foregoing provisions shall not apply to any payment made or shares delivered under paragraph 7 which permits such payment of cash or delivery of shares for Stock Appreciation Rights granted under this Plan.
     15. Securities Registration. At the closing provided for above, the participant shall agree to hold the shares acquired by his exercise of the option for investment and not with a view to resale or distribution thereof to the public, and he shall deliver to the Company a certificate to that effect. In the event that the Company shall nevertheless deem it necessary to register under the Securities Act of 1933 or other applicable statutes any shares with respect to which an option shall have been exercised or to qualify any such shares for exemption from the Securities Act of 1933 under Regulation A of the rules and Regulations of the Securities and Exchange Commission, then the Company shall take such action at its own expense before delivery of such shares. In the event the shares of the Company shall be listed on any national stock exchange at the time of the exercise of an option under this Plan, then, whenever required, the Company shall register the shares with respect to which such option is exercised under the Securities Exchange Act of 1934 and shall make prompt application for the listing on such stock exchange of such shares at the sole expense of the company.
     16. Use of Proceeds. The proceeds from the sale of option

shares shall be used exclusively for the corporate purposes of the Company.
     17. Conditions of Employment. Each participant to whom an option is granted under this Plan, in consideration of granting of such option, shall agree that he will remain in the employ of the Company or a subsidiary corporation for a period of not less than two years from the date of the granting of each option. Nevertheless, the granting of an option under this Plan shall impose no obligation on the Company or on any of its subsidiary corporations to continue the employment of any participant and shall not lessen or affect the right to terminate such employment of the participant. Participation under this Plan shall not affect eligibility for any profit-sharing, bonus, insurance, pension, or other extra-compensation plan which the Company or its subsidiary corporations have previously adopted or may at any time adopt for employees.
     18. Amendment and Discontinuance. The Board may alter, amend, suspend or discontinue this Plan; provided, however, that the Board shall not, without the written consent of the holders of options, alter or impair unexercised options that may have previously been granted under this Plan, except insofar as a merger or consolidation of the Company, or a termination of employment of a participant, or a liquidation or dissolution shall affect a cancellation of an option under the terms of paragraphs 8(b), 10 or 19 hereof.
     19. Liquidation. Upon the complete liquidation of the Company, any unexercised option previously granted under this Plan shall be deemed canceled, except as otherwise provided in paragraph 8(b) above on the occasion of a merger or consolidation. In the event of the complete liquidation of a subsidiary corporation, or in the event that such corporation ceases to be a subsidiary corporation as that term is defined in paragraph 1 above, any unexercised options shall be deemed canceled until such participants shall become employed by the Company or by any other subsidiary corporation on the occurrence of any such event.
     20. Withholding of Taxes. In connection with any event relating to an option or award, Company shall have the right to (a) require the recipient to remit or otherwise make available to Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificates for such shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities, including, without limitation, withholding any shares, funds or other property otherwise due to the participant or grantee. The Company’s obligations under the Plan shall be conditioned on the participant’s or grantee’s compliance, to Company’s satisfaction, with any withholding requirement.
     21. Stockholder approval. This Plan is subject to the approval of the shareholders of the Company by an affirmative vote of the holders of a majority of all classes of shares of the Company entitled to vote, provided such approval is voted prior to twelve months from the date of approval by the Board.
Approved by the Board of Directors: January 17, 2001.
Approved by the Shareholders: May 2, 2001.

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